Exhibit 3.2

iSTAR INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of iStar Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (as defined below) from $0.00016 per share to $0.01 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was two hundred thirty million shares, consisting of (i) two hundred million shares of common stock, par value $0.00016 per share, and (ii) thirty million shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares having a par value was $62,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue following the foregoing amendment of the Charter is two hundred thirty million shares, consisting of (i) two hundred million shares of common stock, par value $0.01 per share, and (ii) thirty million shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value is $2,030,000.

SIXTH: These Articles of Amendment shall become effective at 12:04 a.m., Eastern Time, on March 31, 2023 (the “Effective Time”).

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its General Counsel, Corporate and Secretary on this 30th day of March, 2023.

ATTEST:		ISTAR INC.

/s/ Geoffrey M. Dugan		By:	/s/ Brett Asnas	(SEAL)
Name:	Geoffrey M. Dugan	Name:	Brett Asnas
Title:	General Counsel, Corporate and Secretary	Title:	Chief Financial Officer

[Signature Page – iStar Inc. Par Value Charter Amendment]